Contact:  Lewis J. Critelli
President and Chief Executive Officer
Norwood Financial Corp.
570-253-1455

James S. Stracuzzi
President and Chief Executive Officer
Delaware Bancshares, Inc.
607-865-3200

FOR IMMEDIATE RELEASE
June 24, 2016

Norwood Financial Corp. and Delaware Bancshares, Inc. Announce
Shareholder Approval of Proposed Merger

Honesdale, Pennsylvania and Walton, New York – Norwood Financial Corp. (NASDAQ: NWFL) ("Norwood"), the holding company for Wayne Bank, Honesdale, Pennsylvania and Delaware Bancshares, Inc. (OTCPK: DBAI) ("Delaware"), the holding company for NBDC Bank, Walton, New York, jointly announced that Delaware shareholders have approved the proposed merger of Delaware with and into Norwood at the special meeting of Delaware shareholders held today.  As previously announced, all required regulatory approvals have also been received.  Subject to the satisfaction of the remaining closing conditions, the merger is expected to close in the third quarter.

"Our shareholders have overwhelmingly approved the merger with Norwood," James S. Stracuzzi, President and Chief Executive Officer of Delaware stated.  "We are very excited about the potential benefits of the merger for our employees and customers as well as for the value being created for our shareholders."

"We are very pleased with the strong show of support from Delaware's shareholders for the merger.  We believe that the combination of our organizations will create a better bank for our customers and the communities we serve," commented Lewis J. Critelli, President and Chief Executive Officer of Norwood.

Under the merger agreement, Delaware shareholders have been given the opportunity to elect to receive for each share of Delaware common stock they own, either 0.6221 shares of Norwood common stock or $16.68 in cash or a combination of both, subject to proration and allocation procedures intended to ensure that 75% of the outstanding Delaware shares are converted to Norwood common stock and 25% are converted to cash. The deadline for such elections is the close of business today.  The results of the Delaware shareholder elections are expected to be announced shortly.

About Norwood Financial Corp.

Headquartered in Honesdale, Pennsylvania, Norwood Financial Corp. operates 15 offices within Wayne, Pike, Monroe and Lackawanna counties, Pennsylvania.  As of March 31, 2016, Norwood Financial Corp. had total assets of $760.1 million, total loans receivable of $565.8 million, total deposits of $560.5 million and total stockholders' equity of $102.7 million.  Norwood Financial Corp. stock trades on the NASDAQ Global Market under the trading symbol "NWFL."

About Delaware Bancshares, Inc.

Delaware Bancshares, Inc. is the holding company for NBDC Bank, a national bank that conducts its business from its main office in Walton, New York and 11 branch offices, in the New York counties of Sullivan and Delaware.  As of March 31, 2016, Delaware Bancshares, Inc. had total assets of $383.4 million, total net loans of $114.2 million, total deposits of $332.1 million and total stockholders' equity of $23.1 million.  Delaware Bancshares, Inc. stock trades on the OTC Pink Marketplace under the symbol "DBAI".

Cautionary Note Regarding Forward-Looking Statements

Statements contained in this news release that are not historical facts are forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995.  Such forward-looking statements are subject to risks and uncertainties which could cause actual results to differ materially from those currently anticipated due to a number of factors, which include, but are not limited to, possible delays in completing the merger, difficulties in achieving cost savings from the merger or in achieving such cost savings within the expected time frame, customer and employee relationships may be disrupted by the merger, the ability to obtain regulatory and shareholder approvals, and difficulties in integrating NBDC Bank into Wayne Bank, as well as factors discussed in documents filed by Norwood Financial Corp. with the SEC from time to time.  Neither Norwood Financial Corp. nor Delaware Bancshares, Inc. undertakes and both specifically disclaim any obligation to update any forward-looking statement, whether written or oral, that may be made from time to time by or on behalf of Norwood Financial Corp. or Delaware Bancshares, Inc.